EX-28.d.2.k.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND WELLS CAPITAL MANAGEMENT, INC.

Effective March 24, 2008

Amended July 1, 2011*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Large Cap Growth Fund

0.30% on Aggregate Subadviser Assets† up to $250 million;

0.25% on Aggregate Subadviser Assets† of $250 million and more but less than $750 million; and

0.20% on Aggregate Subadviser Assets† of $750 million and more.

NVIT Multi-Manager Mid Cap Growth Fund	0.40% on Subadviser Assets up to $200 million; and 0.30% on Subadviser Assets of $200 million and more

*	As approved at the Board of Trustees Meeting held on June 15, 2011.
†	The term “Aggregate Subadviser Assets” shall mean the aggregate amount of assets resulting from the combination of (i) Subadviser Assets of the NVIT Multi-Manager Large Cap Growth Fund; and (ii) the assets of one or more pooled investment accounts, including but not limited to the Nationwide Large Cap Growth Portfolio, that Nationwide Investment Advisors, LLC will allocate to, and put under the control of, the Subadviser, provided however that with respect to (ii) of this paragraph, any such series, pooled investment account, or portion thereof that is subadvised by the Subadviser operate pursuant to substantially identical investment objectives and strategies as those of the NVIT Multi-Manager Large Cap Growth Fund as of the date hereof.

The Nationwide Large Cap Growth Portfolio is a managed separate account of Nationwide Life Insurance Company, organized under Ohio law, that is exempt from registering as an investment company pursuant to Section 3(c)(11) of the Investment Company Act of 1940, as amended.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
WELLS CAPITAL MANAGEMENT, INC.

By:	/s/ Matt Marotz
Name:	Matt Marotz
Title:	Client Services Manager